Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor / Media Contact: Mel Stephens (248) 447-1624

Investor Contact: Joel Elsesser (248) 447-5512

Lear Reports Record Third Quarter 2017 Results

and Increases Full Year Financial Outlook

SOUTHFIELD, Michigan, October 25, 2017 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical systems, today reported record results for the third quarter 2017. Highlights include:

•	Sales of $5.0 billion, up 10% from a year ago

•	Net income of $295 million, up 38% from a year ago; adjusted net income of $272 million, up 19% from a year ago

•	Core operating earnings of $408 million, up 12% from a year ago; margin of 8.2%, up from 8.0% a year ago

•	Earnings per share of $3.96 up 33% from a year ago

•	Net cash provided by operating activities and free cash flow of $339 million and $183 million, respectively

•	Completed new credit agreement and refinancing of 2023 notes

•	Increasing full year outlook for sales, earnings and free cash flow

“We delivered our best ever third quarter results, with record sales, earnings and free cash flow. As a result of our strong year-to-date performance and our positive outlook for the fourth quarter, we are again increasing our financial outlook for the full year,” said Matt Simoncini, Lear’s president and chief executive officer. “The investments that we have made to improve our cost structure and product capabilities will continue to drive market share gains and increasing earnings. We are converting our earnings into cash at a high level, which is allowing us to fund future growth and deliver superior shareholder returns.”

(more)

Third Quarter Financial Results

(in millions, except per share amounts)

	2017	2016
Reported
Sales	$4,981.5	$4,526.4
Net income	$295.2	$214.4
Earnings per share	$3.96	$2.98
Adjusted (1)
Core operating earnings	$407.5	$363.9
Adjusted net income	$272.4	$229.7
Adjusted earnings per share	$3.96	$3.19

Sales in the third quarter increased 10% to $5.0 billion. Excluding the impact of foreign exchange, sales were up 8%. This increase reflects the addition of new business in both of our product segments and the acquisition of Grupo Antolin’s seating business, partially offset by lower production volumes on key Lear platforms, primarily in North America.

Core operating earnings were up $44 million to $408 million, or 8.2% of sales, primarily reflecting the increase in sales. In the Seating segment, margins and adjusted margins were 7.7% and 8.1% of sales, respectively. In the E-Systems segment, margins and adjusted margins were 14.0% and 14.4% of sales, respectively.

Earnings per share were up 33% to $3.96 per share. Adjusted earnings per share were up 24% to $3.96 per share, reflecting the improved operating earnings, a reduced share count and a lower effective tax rate.

In the third quarter of 2017, net cash provided by operating activities was $339 million, and free cash flow was $183 million.

(1)	For more information regarding our non-GAAP financial measures, see “Non-GAAP Financial Information” below.

Share Repurchase Program

During the third quarter of 2017, Lear repurchased approximately 0.5 million shares of its common stock for a total of $78 million. As of the end of the third quarter, Lear had a remaining share repurchase authorization of $668 million, which expires on December 31, 2019, and reflects approximately 6% of Lear’s total market capitalization at current market prices.

Since initiating the share repurchase program in early 2011, Lear has repurchased 43.4 million shares of its common stock for a total of $3.4 billion at an average price of $78.18 per share. This represents a reduction of approximately 41% of our shares outstanding at the time that we began the program.

Full Year 2017 Financial Outlook

Lear is increasing its full year 2017 financial outlook for sales, earnings and free cash flow based on our strong year-to-date performance and our outlook for the remainder of the year.

Sales in 2017 are expected to be approximately $20.4 billion, up $400 million from the prior outlook, and core operating earnings are expected to be about $1,700 million, up $50 million. Net cash provided by operating activities is estimated to be $1,735 million, and free cash flow is expected to be approximately $1,150 million, up $50 million.

The Company’s effective tax rate on an adjusted basis is expected to be approximately 25%. Adjusted net income is expected to be approximately $1,150 million.

Pretax operational restructuring costs are estimated to be $65 million, capital expenditures are expected to be $585 million and depreciation and amortization expense is estimated to be $420 million.

The current outlook is based on a global industry production assumption of 93.4 million vehicles, up 2% from 2016. On a regional basis, vehicle production is forecasted to be 17.2 million units in North America, down 4%, 23.0 million units in Europe and Africa, up 3% and 26.1 million units in China, up 1%. Lear’s financial outlook is based on an average exchange rate of $1.12/Euro for the year.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) because to do so would be potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Webcast Information

Lear will webcast a conference call to review the Company’s third quarter 2017 financial results and related matters on October 25, 2017, at 9:00 a.m. Eastern Time, through the investor relations link at lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-973-200-3975 (international). The audio replay will be available two hours following the call until November 8, 2017 at 1-855-859-2056 (domestic) or 1-404-537-3406 (international) with a Conference I.D. of 58073010.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other (income) expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share available to Lear common stockholders” (adjusted earnings per share), “tax expense excluding the impact of restructuring costs and other special items” and “free cash flow” (each, a non-GAAP financial measure). Other (income) expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, losses on extinguishment of debt and gains and losses on the disposal of fixed assets. Adjusted net income represents net income attributable to Lear adjusted for restructuring costs and other special items, including the tax effect thereon. Adjusted earnings per share represents diluted net income per share available to Lear common stockholders adjusted for the redeemable noncontrolling interest adjustment, restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by operating activities, less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted net income, adjusted earnings per share and tax expense excluding the impact of restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted net income, adjusted earnings per share, tax expense excluding the impact of restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the investor relations link at lear.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company’s sales backlog. The Company’s sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear

Lear Corporation was founded in Detroit in 1917 as American Metal Products. In 2017, the Company is celebrating its 100th year anniversary. Lear is one of the world’s leading suppliers of automotive seating systems and electrical systems (E-Systems). Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 156,000 employees located in 38 countries. Lear currently ranks #151 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at lear.com or follow us on Twitter @LearCorporation.

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Lear Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Month Period Ended
	September 30, 2017	October 1, 2016
Net sales	$4,981.5	$4,526.4
Cost of sales	4,425.6	4,012.5
Selling, general and administrative expenses	158.2	153.6
Amortization of intangible assets	12.5	15.2
Interest expense	21.7	20.6
Other (income) expense, net	(21.8)	14.2

Consolidated income before income taxes and equity in net income of affiliates	385.3	310.3
Income taxes	77.8	88.2
Equity in net income of affiliates	(7.5)	(12.9)

Consolidated net income	315.0	235.0
Net income attributable to noncontrolling interests	19.8	20.6

Net income attributable to Lear	$295.2	$214.4

Diluted net income per share available to Lear common stockholders	$3.96	$2.98

Weighted average number of diluted shares outstanding	68.8	72.1

Lear Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Nine Month Period Ended
	September 30, 2017	October 1, 2016
Net sales	$15,103.2	$13,914.1
Cost of sales	13,387.0	12,324.1
Selling, general and administrative expenses	471.1	456.9
Amortization of intangible assets	34.1	41.7
Interest expense	63.9	62.0
Other income, net	(12.3)	(0.8)

Consolidated income before income taxes and equity in net income of affiliates	1,159.4	1,030.2
Income taxes	240.2	287.4
Equity in net income of affiliates	(41.3)	(49.2)

Consolidated net income	960.5	792.0
Net income attributable to noncontrolling interests	47.6	46.8

Net income attributable to Lear	$912.9	$745.2

Diluted net income per share available to Lear common stockholders	$12.80	$10.10

Weighted average number of diluted shares outstanding	69.5	73.8

Lear Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	September 30, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$1,253.7	$1,271.6
Accounts receivable	3,357.9	2,746.5
Inventories	1,232.9	1,020.6
Other	718.5	610.6

	6,563.0	5,649.3

Long-Term:
PP&E, net	2,378.1	2,019.3
Goodwill	1,387.1	1,121.3
Other	1,383.8	1,110.7

	5,149.0	4,251.3

Total Assets	$11,712.0	$9,900.6

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$1.8	$8.6
Accounts payable and drafts	3,176.0	2,640.5
Accrued liabilities	1,706.2	1,497.6
Current portion of long-term debt	9.0	35.6

	4,893.0	4,182.3

Long-Term:
Long-term debt	1,953.0	1,898.0
Other	691.0	627.4

	2,644.0	2,525.4

Redeemable noncontrolling interest	147.7	—
Equity	4,027.3	3,192.9

Total Liabilities and Equity	$11,712.0	$9,900.6

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	September 30,	October 1,
	2017	2016
Net Sales
North America	$1,821.3	$1,859.0
Europe and Africa	2,024.4	1,624.6
Asia	939.0	888.2
South America	196.8	154.6

Total	$4,981.5	$4,526.4

Content per Vehicle [1]
North America	$456	$428
Europe and Africa	$393	$336
Free Cash Flow [2]
Net cash provided by operating activities	$339.0	$276.3
Capital expenditures	(156.2)	(118.6)

Free cash flow	$182.8	$157.7

Depreciation and Amortization	$111.7	$98.7
Core Operating Earnings [2]
Net income attributable to Lear	$295.2	$214.4
Interest expense	21.7	20.6
Other (income) expense, net	(21.8)	14.2
Income taxes	77.8	88.2
Equity in net income of affiliates	(7.5)	(12.9)
Net income attributable to noncontrolling interests	19.8	20.6

Pretax income before equity income, interest and other (income) expense	385.2	345.1
Restructuring costs and other special items—
Costs related to restructuring actions	18.1	16.8
Acquisition costs	0.8	—
Acquisition-related inventory fair value adjustment	0.7	—
Other	2.7	2.0

Core operating earnings	$407.5	$363.9

Adjusted Net Income Attributable to Lear [2]
Net income available to Lear common shareholders	$272.5	$214.4
Redeemable noncontrolling interest	22.7	—

Net income attributable to Lear	295.2	214.4
Restructuring costs and other special items—
Costs related to restructuring actions	17.3	16.8
Acquisition costs	0.8	—
Acquisition-related inventory fair value adjustment	0.7	—
Loss on extinguishment of debt	21.2	—
Gain related to affiliate	(54.2)	—
Other	5.4	0.9
Tax impact of special items and other net tax adjustments [3]	(14.0)	(2.4)

Adjusted net income attributable to Lear	$272.4	$229.7

Weighted average number of diluted shares outstanding	68.8	72.1

Diluted net income per share available to Lear common stockholders	$3.96	$2.98

Adjusted earnings per share	$3.96	$3.19

[1]	Content per Vehicle for 2016 has been updated to reflect actual production levels.
[2]	See “Non-GAAP Financial Information” included in this press release.
[3]	Represents the tax effect of restructuring costs and other special items and several discrete tax items. The identification of these tax items is judgmental in nature and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except content per vehicle and per share amounts)

	Nine Months Ended
	September 30,	October 1,
	2017	2016
Net Sales
North America	$5,833.2	$5,725.9
Europe and Africa	5,973.4	5,375.4
Asia	2,738.2	2,442.6
South America	558.4	370.2

Total	$15,103.2	$13,914.1

Content per Vehicle [1]
North America	$449	$425
Europe and Africa	$349	$321
Free Cash Flow [2]
Net cash provided by operating activities	$1,184.3	$1,093.9
Capital expenditures	(430.2)	(300.3)

Free cash flow	$754.1	$793.6

Depreciation and Amortization	$313.2	$283.4
Diluted Shares Outstanding at end of Quarter [3]	68,544,213	71,209,178
Core Operating Earnings [2]
Net income attributable to Lear	$912.9	$745.2
Interest expense	63.9	62.0
Other income, net	(12.3)	(0.8)
Income taxes	240.2	287.4
Equity in net income of affiliates	(41.3)	(49.2)
Net income attributable to noncontrolling interests	47.6	46.8

Pretax income before equity income, interest and other income	1,211.0	1,091.4
Restructuring costs and other special items—
Costs related to restructuring actions	50.6	56.4
Acquisition costs	3.5	—
Acquisition-related inventory fair value adjustments	5.0	—
Other	7.8	1.4

Core operating earnings	$1,277.9	$1,149.2

Adjusted Net Income Attributable to Lear [2]
Net income available to Lear common shareholders	$890.2	$745.2
Redeemable noncontrolling interest	22.7	—

Net income attributable to Lear	912.9	745.2
Restructuring costs and other special items—
Costs related to restructuring actions	49.5	56.4
Acquisition costs	3.5	—
Acquisition-related inventory fair value adjustments	5.0	—
Loss on extinguishment of debt	21.2	—
Gain related to affiliate	(54.2)	(30.3)
Other	7.9	(0.6)
Tax impact of special items and other net tax adjustments [4]	(68.4)	(14.5)

Adjusted net income attributable to Lear	$877.4	$756.2

Weighted average number of diluted shares outstanding	69.5	73.8

Diluted net income per share available to Lear common stockholders	$12.80	$10.10

Adjusted earnings per share	$12.62	$10.25

[1]	Content per Vehicle for 2016 has been updated to reflect actual production levels.
[2]	See “Non-GAAP Financial Information” included in this press release.
[3]	Calculated using stock price at end of quarter.
[4]	Reflects tax benefits of $28.7 million related to the reversal of valuation allowances on the deferred tax assets of certain foreign subsidiaries and $16.3 million related to the change in the accounting for share-based compensation in 2017, as well as the tax effect of restructuring costs and other special items and several discrete tax items. The identification of these tax items is judgmental in nature and their calculation is based on various assumptions and estimates.

Lear Corporation and Subsidiaries

Supplemental Data

(Unaudited; in millions, except margins)

	Three Months Ended
	September 30,	October 1,
	2017	2016
Adjusted Segment Earnings
Seating
Net sales	$3,868.9	$3,513.3

Segment earnings	$298.8	$269.5
Costs related to restructuring actions	14.1	8.0
Acquisition costs	0.1	—

Adjusted segment earnings	$313.0	$277.5

Adjusted segment margins	8.1%	7.9%

E-Systems
Net sales	$1,112.6	$1,013.1

Segment earnings	$155.5	$140.3
Costs related to restructuring actions	3.0	8.6
Acquisition-related inventory fair value adjustments	0.7	—
Other	1.2	1.2

Adjusted segment earnings	$160.4	$150.1

Adjusted segment margins	14.4%	14.8%

	Nine Months Ended
	September 30,	October 1,
	2017	2016
Adjusted Segment Earnings
Seating
Net sales	$11,762.0	$10,755.7

Segment earnings	$941.8	$848.8
Costs related to restructuring actions	33.8	33.7
Acquisition costs	0.3	—
Acquisition-related inventory fair value adjustments	4.3	—
Other	—	(4.0)

Adjusted segment earnings	$980.2	$878.5

Adjusted segment margins	8.3%	8.2%

E-Systems
Net sales	$3,341.2	$3,158.4

Segment earnings	$476.7	$441.5
Costs related to restructuring actions	11.1	19.8
Acquisition-related inventory fair value adjustments	0.7
Other	3.6	3.6

Adjusted segment earnings	$492.1	$464.9

Adjusted segment margins	14.7%	14.7%